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                                                                   Exhibit (b-1)

                               AMENDMENT NO. 1 TO
                         BYLAWS OF PACIFIC CAPITAL FUNDS

         1. On December 10, 2003, the Board of Trustees of the Trust approved the following amendments to the Trust's By-Laws:

                  a. The first sentence of Article V, Section 1 of the Bylaws of the Trust is hereby amended to read in full as follows: "The officers of the Trust shall be a President, a Treasurer and a Secretary, who shall be elected by the Trustees."

                  b. The first sentence of Article V, Section 4 of the Bylaws of the Trust is hereby amended to read in full as follows: "In addition to the officers of the Trust, the Trustees may elect a Chairman of the Board, who shall preside at all meetings of the Board of Trustees; the Trustees, at any regular or special meeting of the Trustees, may remove the Chairman without cause, by vote of a majority of the Trustees then in office."

         2. The By-Laws of the Trust, as amended by this Amendment No. 1, remain in full force and effect.



         IN WITNESS WHEREOF, I hereby set my hand as of this 26th day of December, 2003.


                                        By:        /s/ Ryan M. Louvar
                                            -----------------------------------
                                            Ryan M. Louvar, Secretary